EXHIBIT 99.2
PRESS RELEASE
Contact:
John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Announces Progress of Clinical Development Programs and Reports
Third Quarter and Year-to-Date 2008 Financial Results
SAN DIEGO, November 13, 2008 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of human immunodeficiency virus (HIV), gout, cancer and inflammatory diseases, today reported on recent accomplishments and financial results for the three and nine months ended September 30, 2008.
“We have continued to make significant progress since providing our second quarter 2008 update. In August, we initiated a Phase 1 study in normal healthy volunteers of RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, and recently reported positive preliminary results from that trial, including a significant increase in urinary excretion of uric acid, confirming that RDEA594 is responsible for the uric acid-lowering effects observed in previous clinical studies of its prodrug, RDEA806,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer.
“We have also taken steps to extend our operating runway into the second half of 2009 by securing an $8.0 million growth capital loan and by delaying the onset of certain clinical studies related to programs that are subject to ongoing partnering discussions,” added Dr. Quart.
Recent Accomplishments
Gout
•	Presented preliminary data from a Phase 1 single ascending dose study of RDEA594 in healthy volunteers demonstrating a favorable pharmacokinetic profile with low systemic clearance, favorable absorption, a half-life supporting once-daily dosing, and a significant increase in urinary excretion of uric acid, at the 2008 American College of Rheumatology (ACR) / Association of Rheumatology Health Professionals (ARHP) Annual Scientific Meeting in San Francisco, California.
HIV
•	Received regulatory approval from the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom to conduct a Phase 2b study comparing RDEA806 to efavirenz (SUSTIVA®/Stocrin®, Bristol-Myers Squibb and Merck & Co.) in anti-retroviral treatment naïve patients without transmitted resistance receiving background treatment with Truvada® (Gilead Sciences). We expect to dose the first patient in this study in 2009; and

•	Presented data from a Phase 2a study of RDEA806 demonstrating robust antiviral activity with a well-tolerated safety profile and confirming its low potential for drug interactions, as well as preliminary data from a Phase 1 drug-drug interaction study of RDEA806 and Truvada showing no interaction with either of its components (emtricitabine or tenofovir disoproxil fumarate), and preclinical virology data showing that RDEA806 has a high genetic barrier to resistance and limited cross-resistance to other NNRTIs, at the 48th Annual

American Society for Microbiology’s Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) / Infectious Diseases Society of America (IDSA) 46th Annual Meeting in Washington, DC.
Cancer
•	Initiated a Phase 1/2 study of RDEA119 in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals and Bayer HealthCare) in advanced cancer patients;

•	Presented data from an ongoing Phase 1 study of RDEA119 in patients with advanced cancer at the second annual meeting on Molecular Markers in Cancer, hosted by the American Society of Clinical Oncology (ASCO), National Cancer Institute (NCI), and European Organisation for Research and Treatment of Cancer (EORTC) in Hollywood, Florida; and

•	Presented preclinical data for RDEA119 demonstrating synergistic activity when used in combination with other anti-cancer agents (including sorafenib) in multiple tumor types at the EORTC / NCI / American Association for Cancer Research (AACR) symposium on ‘Molecular Targets and Cancer Therapeutics’ in Geneva, Switzerland.
Inflammation
•	Presented preclinical data for RDEA119 demonstrating a favorable anti-inflammatory profile in animal models of chronic ulcerative colitis at the American College of Gastroenterology (ACG) Annual Meeting in Orlando, Florida; and

•	Presented preclinical data for RDEA119 demonstrating its ability to significantly inhibit production of inflammatory cytokines in human and animal cellular models of gouty arthritis at the 2008 ACR / ARHP Annual Scientific Meeting in San Francisco, California.
Financial
•	Received an $8.0 million growth capital loan from Oxford Finance Corporation and Silicon Valley Bank which, together with our existing cash reserves, provides greater flexibility in ongoing partnering discussions and funds our operating activities into the second half of 2009.
Upcoming Clinical Development Milestones
Gout
•	Complete our ongoing single ascending dose Phase 1 study of RDEA594 in normal healthy volunteers in the fourth quarter of 2008;

•	Complete a multiple ascending dose Phase 1 study of RDEA594 in normal healthy volunteers in the first quarter of 2009;

•	Initiate a Phase 2 study of RDEA594 in gout patients in the first half of 2009, with the goal of completing the Phase 2 study by the end of 2009; and

•	Complete our ongoing Phase 2a study of RDEA806 in gout patients in the first quarter of 2009.
HIV
•	Initiate a Phase 1 study of RDEA427, our second-generation NNRTI for the treatment of HIV, in normal healthy volunteers in the first quarter of 2009.
Inflammation
•	File an Investigational New Drug Application (IND) or Clinical Trial Application Authorization (CTA) in the fourth quarter of 2008 and initiate a Phase 1 study of RDEA436 evaluating safety, pharmacokinetics and inflammatory disease biomarkers in healthy volunteers in the first quarter of 2009; and

•	Initiate a Phase 2a study of RDEA119 or RDEA436 in patients with inflammatory disease in the first half of 2009.
Third Quarter and Year-to-Date 2008 Financial Results
As of September 30, 2008, we had $29.5 million in cash, cash equivalents and short-term investments, compared to $66.2 million as of December 31, 2007. Our September 30, 2008 cash balance does not include the proceeds from our $8.0 million growth capital loan received in early November 2008. The $36.7 million decrease in cash, cash equivalents and short-term investments for the first nine months of 2008 was due to the use of cash to fund our clinical and preclinical programs, increased personnel costs and for other general corporate purposes.
The net loss applicable to common stockholders for the three and nine months ended September 30, 2008 was $14.2 million and $42.4 million, or $0.95 per share and $2.98 per share, respectively, compared to a net loss applicable to common stockholders for the same periods in 2007 of $7.4 million and $16.2 million, or $0.72 per share and $1.67 per share, respectively. The net loss applicable to common stockholders for the three and nine months ended September 30, 2008 included non-cash charges of $1.3 million and $3.7 million, or $0.09 per share and $0.26 per share, respectively, for stock-based compensation expense. For the same periods in 2007, we reported non-cash charges of $0.4 million and $0.8 million, or $0.04 per share and $0.08 per share, respectively, for stock-based compensation expense. The increase in net loss applicable to common stockholders and net loss applicable to common stockholders per share between these periods was primarily due to increased research and development expenses related to the continued development and progression of our clinical and preclinical programs, increased general and administrative expenses to support that effort and our overall growth.
There were no revenues for the three months ended September 30, 2008. Revenue for the nine months ended September 30, 2008 was $0.3 million, compared to $1.1 million and $2.8 million for the three and nine months ended September 30, 2007, respectively. Historically, our revenues have resulted from the research services we provide under our master services agreement with Valeant Research and Development, Inc. (Valeant). The decrease in revenues from 2007 levels is due to the earlier than anticipated identification of a clinical development candidate from that program and Valeant’s subsequent reduction in the utilization of our research and development services.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of HIV, gout, cancer and inflammatory diseases. We have five product candidates in clinical trials and others in preclinical development and discovery. Our most advanced product candidate is RDEA806, an NNRTI, which has successfully completed a Phase 2a study for the treatment of patients with HIV. We have evaluated our second-generation NNRTI for the treatment of HIV, RDEA427, in a human micro-dose pharmacokinetic study and have selected it for clinical development. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is being evaluated in a Phase 1 clinical trial and is believed to be an inhibitor of the URAT1 transporter in the kidney, which is responsible for regulation of uric acid levels. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare) and as a single agent in a Phase 1 study, both in advanced cancer patients, and have completed a Phase 1 study in normal healthy volunteers as a precursor to trials in patients with inflammatory diseases. Lastly, we have evaluated our second-generation MEK inhibitor for the treatment of cancer and inflammatory diseases, RDEA436, in a human micro-dose pharmacokinetic study and have selected it for clinical development.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Collaboration revenues	$—	$1,077	$260	$2,827

Operating expenses:
Research and development	11,396	7,114	34,147	15,843
General and administrative	3,105	1,785	9,927	4,913

Total operating expenses	14,501	8,899	44,074	20,756

Loss from operations	(14,501)	(7,822)	(43,814)	(17,929)

Other income:
Interest income	293	509	1,314	1,688
Other income, net	(15)	4	171	188

Total other income	278	513	1,485	1,876

Net loss	(14,223)	(7,309)	(42,329)	(16,053)

Non-cash dividends on Series A preferred stock	—	(60)	(60)	(180)

Net loss applicable to common stockholders	$(14,223)	$(7,369)	$(42,389)	$(16,233)

Basic and diluted net loss per share applicable to common stockholders	$(0.95)	$(0.72)	$(2.98)	$(1.67)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	15,023	10,182	14,239	9,716

Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$29,485	$66,215
Total assets	$32,978	$68,840
Total stockholders’ equity	$25,842	$63,739

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA806, RDEA427, RDEA594, RDEA119, RDEA436 and our other compounds, the timing and results of our preclinical, clinical and other studies and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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